Scarab Systems Inc.	Torrent Energy Corporation

FOR IMMEDIATE RELEASE
TORRENT ENERGY ANNOUNCES APPOINTMENT OF CBM EXECUTIVE TO THE BOARD OF DIRECTORS

Vancouver, B.C. August 3, 2004 - Torrent Energy Corporation ("Torrent" or the "Company") (OTCBB: TREN), is pleased to announce that George L. Hampton III has joined the board of directors effective immediately.

Mr. Hampton is a highly respected professional in the coalbed methane ("CBM") industry. Since 1980, he has been extensively involved with the evaluation and exploration of multiple CBM projects with companies such as Amoco, TEC Resources, Pennaco Energy and JM Huber, primarily in the United States. Since 1986, he has also been active through Hampton & Associates in managing CBM projects, supervising drilling of CBM wells, conducting feasibility studies, and generating CBM prospects. Mr. Hampton is a qualified geologist with a Masters of Science from Brigham Young University. He is also one of the founding members of GeoTrends-Hampton International, LLC ("GHI"), which secured the Coos Bay Basin prospect (see June 23, 2004 press release).

"The addition of George to the board," said Thomas Mills, President of Torrent, "will complement the engineering skills of our other director, John Carlson. Since our operating subsidiary is being managed by George's colleagues in GHI, Steven P. Pappajohn and Thomas J. Deacon, this appointment brings together a proven team, and should ensure continued development of our CBM project in Oregon on an aggressive schedule."

Mr. Hampton offered these comments: "I am delighted to join the Torrent board and be actively involved in the Company's exciting future. We have assembled a team of industry veterans to move this project forward and to determine the economic viability of this project."

About Torrent Energy Corporation

Torrent Energy Corporation is engaged in the acquisition, exploration and development of natural gas and coalbed methane properties in the United States. Its current focus is on the exploration of the Coos Bay Basin project in Oregon.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

Thomas Mills, President
For more information contact:	Head Office Contact:
Thomas Mills (604) 639-3178	Suite 528 - 666 Burrard Street Vancouver, BC V6C 2X8

Safe Harbor Statement

This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, continued development of the CBM project on an aggressive schedule. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors that affect all companies that explore for coalbed methane gas, such as the uncertainty of the requirements demanded by environmental agencies, the impact of competitive products and pricing, the fact that coalbed methane gas extraction and production is still partly experimental, the price of oil and gas, and specific risks such as the Company's ability to raise financing for acquisitions or operations, inability to hire qualified employees in a timely manner, and the likelihood that no commercial quantities of gas are found or recoverable. Readers should refer to risk disclosure in our 8-K dated June 22, 2004.